EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Net Earnings of $36.5 Million for the Third Quarter 2019 and Assets Exceeding $9.0 Billion

BETHESDA, Md., Oct. 16, 2019 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank (the “Bank”), today announced quarterly net income of $36.5 million for the three months ended September 30, 2019, a 6% decrease from $38.9 million net income for the three months ended September 30, 2018. Net income per basic common share for the three months ended September 30, 2019 was $1.07 compared to $1.14 for the same period in 2018. Net income per diluted common share for the three months ended September 30, 2019 was $1.07 compared to $1.13 for the same period in 2018.

Earnings in the third quarter of 2019 were impacted by two significant non-recurring expense items. The Company recorded $2.0 million of accelerated shared based compensation expense due to the resignation of certain directors of the Company and Bank. Secondly, as a result of the FDIC Deposit Insurance Fund exceeding 1.38% of insured deposits at June 30, 2019, EagleBank recognized a $1.1 million credit to its FDIC assessment expense in the third quarter of 2019. Excluding these two non-recurring items, net income for the third quarter of 2019 would have been $37.1 million ($1.08 per diluted share).

For the nine months ended September 30, 2019, the Company’s net income was $107.5 million, a 4% decrease from $112.0 million net income for the same period in 2018. Net income per basic common share for the nine months ended September 30, 2019 was $3.12 compared to $3.26 for the same period in 2018. Net income per diluted common share for the nine months ended September 30, 2019 was $3.12 compared to $3.25 for the same period in 2018.

“Notwithstanding the negative impact that very low interest rates and a flat yield curve are having on our revenues and net interest margin, we are pleased to report a continued quarterly trend of both loan and deposit growth, together with solid asset quality and favorable operating leverage. Additionally, our capital base remains very strong, with ratios well in excess of the requirements for well capitalized status,” noted Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. Ms. Riel added that “period end loan growth in the quarter was 2.3%, and average loans were 13% higher in the third quarter 2019 as compared to the third quarter of 2018. For the third quarter of 2019, period end deposit growth was a very strong 6.5% and average deposits were 13% higher as compared to the same period in 2018. Total revenue for the third quarter of 2019 was $87.3 million compared to $86.9 million for the third quarter of 2018 and was 4% higher for the first nine months of 2019 over the same period in 2018.”

The net interest margin (“NIM”) in the third quarter of 2019 was 3.72% as compared to 3.91% in the second quarter of 2019 and 4.14% for the third quarter of 2018. Ms. Riel added, “The net interest margin of banks is being challenged by a very flat yield curve and further declines of interest rates from already low levels. In this environment, the Company remains committed to maintaining efficiency and growing the loan portfolio while focusing attention on loan quality and pricing discipline. Further, an increase in the mix of average balance sheet liquidity in the third quarter of 2019 in addition to short-term rate declines contributed to the 19 basis point decline in the NIM over the second quarter of 2019. The average one month LIBOR rate was down 26 basis points in the third quarter of 2019 as compared to the second quarter of 2019. Ms. Riel added, “We continue to see good lending opportunities and have worked to attract more deposits to fund those loans and to bring down the loan to deposit ratio at third quarter-end 2019 compared to second quarter-end 2019. Furthermore, by sustaining favorable operating leverage, we maintain strong profitability while rates remain very low and we stay well positioned when interest rates begin moving back to more normalized levels, given the degree of variability in our asset pricing.”

Third quarter earnings resulted in an annualized return on average assets (“ROAA”) of 1.62%, an annualized return on average common equity (“ROACE”) of 12.09%, and an annualized return on average tangible common equity (“ROATCE”) of 13.25%.

For the first nine months of 2019, total loans grew 8% over December 31, 2018, and average loans were 11% higher in the first nine months of 2019 as compared to the first nine months of 2018. At September 30, 2019, total deposits were 6% higher than deposits at December 31, 2018, while average deposits were 13% higher for the first nine months of 2019 compared with the first nine months of 2018.

Comparing asset yields and cost of funds in the third quarter of 2019 to the third quarter of 2018, loan yields were down 30 basis points (from 5.69% to 5.39%), yields on earning assets were down 21 basis points (from 5.21% to 4.98%) and the cost of funds was up 21 basis points (from 1.07% to 1.28%). Ms. Riel noted, “Given our balance sheet growth goals and the fact that average US Treasury rates beyond three year terms have declined over 100 basis points in the third quarter of 2019 versus the third quarter of 2018, we did expect our margin to compress but the extent has been more than we projected owing in part to higher fixed rate time deposit funding mix. Importantly, our funding costs, which were slightly lower in the third quarter 2019 relative to the second quarter 2019, continue to benefit from the substantial average mix of noninterest deposits of 30% for the third quarter, versus 31% for the second quarter of 2019.

Total revenue (net interest income plus noninterest income) for the third quarter of 2019 was $87.3 million, compared to the $86.9 million of total revenue earned for the third quarter of 2018 and 1% lower than the $87.7 million of revenue in the second quarter of 2019. For the nine month periods ended September 30, total revenue was $262.3 million for 2019, as compared to $251.8 million in 2018, a 4% increase.

The Company continues to benefit from solid asset quality. For the third quarter of 2019, net charge-offs (annualized) were 0.08% of average loans, as compared to 0.05% for the third quarter of 2018. Nonperforming assets amounted to $59.1 million (0.66% of total assets) at September 30, 2019 compared to $16.5 million (0.20% of total assets) at September 30, 2018 and $17.7 million (0.21% of total assets) at December 31, 2018. Nonperforming assets of $59.1 million as of September 30, 2019 included one loan of $16.5 million which was brought current shortly after quarter end. Excluding this loan the ratio of nonperforming assets to total assets would have been 0.47% as of September 30, 2019. At September 30, 2019, the Company’s nonperforming loans amounted to $57.7 million (0.76% of total loans) as compared to $15.1 million (0.22% of total loans) at September 30, 2018 and $16.3 million (0.23% of total loans) at December 31, 2018.  Nonperforming loans of $57.7 million as of September 30, 2019 included one loan of $16.5 million which was brought current shortly after quarter end. Excluding this loan the ratio of nonperforming loans to total loans would have been 0.54% as of September 30, 2019.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status when appropriate and believes, based on its loan portfolio risk analysis, that its allowance for credit losses, at 0.98% of total loans (excluding loans held for sale) at September 30, 2019, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.00% at both September 30, 2018 and December 31, 2018. The allowance for credit losses at September 30, 2019 represented 128% of nonperforming loans, as compared to 452% at September 30, 2018 and 430% at December 31, 2018. Excluding the $16.5 million nonperforming loan that was brought current shortly after quarter end, the coverage ratio would have been 179% as of September 30, 2019.

“Productivity continued to be favorable in the third quarter,” noted Ms. Riel. The efficiency ratio of 38.34% reflects management’s ongoing efforts to maintain superior operating leverage. The annualized ratio of noninterest expenses as a percentage of average assets was 1.50% in the third quarter of 2019 as compared to 1.58% in the third quarter of 2018. A well trained and knowledgeable staff, strict attention to personnel increases, a focus on process improvement including strong third party vendor relationships, and a continuing modest level of problem assets, have been other major factors in maintaining favorable operating leverage. Additionally, the Company continues to invest in IT systems and resources, including its online client services. Ms. Riel further noted, “Our goal is to improve operating performance without inhibiting growth or negatively impacting our ability to service our customers. We will continue to maintain strict oversight of expenses, while focusing our spending on advancing infrastructure that keeps us competitive and supports growth initiatives while prudently managing risk.”

Total assets at September 30, 2019 were $9.00 billion, a 12% increase as compared to $8.06 billion at September 30, 2018, and a 7% increase as compared to $8.39 billion at December 31, 2018. Total loans (excluding loans held for sale) were $7.56 billion at September 30, 2019, a 10% increase as compared to $6.84 billion at September 30, 2018, and an 8% increase as compared to $6.99 billion at December 31, 2018. Loans held for sale amounted to $52.2 million at September 30, 2019 as compared to $18.7 million at September 30, 2018, a 179% increase, and $19.3 million at December 31, 2018, a 171% increase. The investment portfolio totaled $708.5 million at September 30, 2019, a 2% decrease from the $722.7 million balance at September 30, 2018. As compared to December 31, 2018, the investment portfolio at September 30, 2019 decreased by $75.6 million or 10%.

Total deposits at September 30, 2019 were $7.40 billion, compared to deposits of $6.37 billion at September 30, 2018, a 16% increase, and deposits of $6.97 billion at December 31, 2018, a 6% increase. Total borrowed funds (excluding customer repurchase agreements) were $317.6 million at September 30, 2019, $542.2 million at September 30, 2018, and $217.3 million at December 31, 2018. We continue to work on expanding the breadth and depth of our existing relationships while we pursue building new relationships.

Total shareholders’ equity at September 30, 2019 increased 12%, to $1.18 billion, compared to $1.06 billion at September 30, 2018, and increased 7% from $1.10 billion at December 31, 2018. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 16.08% at September 30, 2019, as compared to 15.74% at September 30, 2018, and 16.08% at December 31, 2018. In addition, the tangible common equity ratio was 12.13% at September 30, 2019, compared to 12.01% at September 30, 2018 and 12.11% at December 31, 2018. Furthermore, Kroll Bond Rating Agency reaffirmed our BBB+ senior unsecured debt rating (A- at the Bank level) based on our strong capital position, above-peer earnings, low operating expense base relative to peer, and a history of strong asset quality metrics.

On August 9, 2019, the Company announced a Share Repurchase Plan which authorized share repurchases up to 5% of outstanding shares (1,715,547) until expiration on December 31, 2019. Through September 30, 2019, the Company has repurchased 822,200 shares at a weighted average price of $40.58 per share.

The Company announced a regular quarterly cash dividend on September 25, 2019 of $0.22 per share to shareholders of record on October 15, 2019 and payable October 31, 2019.

Under FDIC regulations, banks having consolidated assets below $10 billion paid a refundable assessment into the FDIC insurance fund over a nine quarter period beginning with the third quarter of 2016. That assessment was to be credited back to the institution if and when the deposit insurance fund (“DIF”) exceeded 1.38% of insured deposits, which occurred with the June 30, 2019 computation. The credit amount for EagleBank for the third quarter of 2019 is $1.1 million. Additionally, if the DIF remains above 1.38% of insured deposits at September 30, 2019, EagleBank will receive an additional credit of approximately $600 thousand to be recorded for the fourth quarter of 2019.

Analysis of the three months ended September 30, 2019 compared to September 30, 2018

For the three months ended September 30, 2019, the Company reported an annualized ROAA of 1.62% as compared to 1.93% for the three months ended September 30, 2018. The annualized ROACE for the three months ended September 30, 2019 was 12.09% as compared to 14.85% for the three months ended September 30, 2018. The annualized ROATCE for the three months ended September 30, 2019 was 13.25% as compared to 16.54% for the three months ended September 30, 2018.

Net interest income decreased less than 1% for the three months ended September 30, 2019 from the same period in 2018 ($81.0 million versus $81.3 million), resulting from compressed margins associated with increased costs of funds and lower loan yields due in part to enhanced competitive pressure more than offsetting growth in average earning assets of 11%. The net interest margin was 3.72% for the three months ended September 30, 2019, as compared to 4.14% for the three months ended September 30, 2018. In spite of our margin compression over the past 12 months, the Company believes its current net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.39% for the third quarter of 2019 (as compared to 5.69% for the same period in 2018) has been a significant factor in its overall profitability.

The provision for credit losses was $3.2 million for the three months ended September 30, 2019 as compared to $2.4 million for the three months ended September 30, 2018. Net charge-offs of $1.5 million in the third quarter of 2019 represented an annualized 0.08% of average loans, excluding loans held for sale, as compared to $862 thousand, or an annualized 0.05% of average loans, excluding loans held for sale, in the third quarter of 2018. Net charge-offs in the third quarter of 2019 were attributable primarily to commercial loans ($1.6 million).

Noninterest income for the three months ended September 30, 2019 increased to $6.3 million from $5.6 million for the three months ended September 30, 2018, a 12% increase, due substantially to $1.1 million higher gains on the sale of residential mortgage loans ($2.5 million versus $1.4 million) resulting from higher loan origination and sales volume as compared to 2018, partially offset by lower service charges on deposit accounts of $320 thousand. Residential mortgage loans closed were $224 million for the third quarter of 2019 versus $107 million for the third quarter of 2018.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 38.34% for the third quarter of 2019, as compared to 36.37% for the third quarter of 2018. Noninterest expenses totaled $33.5 million for the three months ended September 30, 2019, as compared to $31.6 million for the three months ended September 30, 2018, a 6% increase. Salaries and employee benefits expense increased by $1.9 million due primarily to the $2.0 million of non-recurring charges related to the acceleration of share based compensation expense. Legal, accounting and professional fees increased $1.5 million from $2.1 million to $3.6 million, as discussed below. Data processing expense increased by $199 thousand due primarily to the costs of software and infrastructure investments. FDIC insurance decreased $848 thousand from $933 thousand to $85 thousand as the increased premium cost of a higher assessment base was effectively offset by the $1.2 million FDIC assessment credit detailed above.

Analysis of the nine months ended September 30, 2019 compared to September 30, 2018

For the nine months ended September 30, 2019, the Company reported an annualized ROAA of 1.66% as compared to 1.92% for the nine months ended September 30, 2018. The annualized ROACE for the nine months ended September 30, 2019 was 12.34% as compared to 14.92% for the nine months ended September 30, 2018. The annualized ROATCE for the nine months ended September 30, 2019 was 13.57% as compared to 16.70% for the nine months ended September 30, 2018.

Net interest income increased 3% for the nine months ended September 30, 2019 over the same period in 2018 ($243.3 million versus $235.3 million), resulting from growth in average earning assets of 11%. The net interest margin was 3.88% for the nine months ended September 30, 2019 and 4.15% for the same period in 2018. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.54% for the first nine months of 2019 (as compared to 5.51% for the same period in 2018) has been a significant factor in its overall profitability.

The provision for credit losses was $10.1 million for the nine months ended September 30, 2019 as compared to $6.1 million for the nine months ended September 30, 2018. The higher provisioning for the nine months ended September 30, 2019, as compared to the same period in 2018, is due primarily to higher net charge-offs. Net charge-offs of $6.4 million for the nine months ended September 30, 2019 represented an annualized 0.12% of average loans, excluding loans held for sale, as compared to $2.6 million, or an annualized 0.05% of average loans, excluding loans held for sale, in the first nine months of 2018. Net charge-offs in the first nine months of 2019 were attributable to commercial real estate loans ($5.0 million) and commercial loans ($1.4 million).

Noninterest income for the nine months ended September 30, 2019 increased to $19.0 million from $16.5 million for the nine months ended September 30, 2018, a 15% increase, due substantially to $1.6 million higher gains on the sale of investment securities primarily due to $829 thousand of noninterest income recognized during March 2019 on interest rate swap terminations, and $1.4 million higher gains on the sale of residential mortgage loans ($5.7 million versus $4.3 million) resulting from higher volume as compared to 2018, offset by $394 thousand lower service charges on deposit accounts. Residential mortgage loans closed were $470 million for the nine months ended September 30, 2019 versus $334 million for the same period in 2018.

Noninterest expenses totaled $105.1 million for the nine months ended September 30, 2019, as compared to $95.0 million for the nine months ended September 30, 2018, an 11% increase. Cost increases for salaries and benefits for the nine months ended September 30, 2019 were $8.7 million, due primarily to $8.2 million of nonrecurring charges related to acceleration of share based compensation expenses associated with the retirement of our former Chairman and Chief Executive Officer and the resignation of certain directors. Legal, accounting, and professional fees increased by $792 thousand from $7.3 million to $8.1 million, the reasons of which are further discussed below. Other expenses increased $1.4 million, due primarily to real estate and utility costs on special assets ($441 thousand) and director compensation ($424 thousand).

Legal, accounting and professional fees and expenses for the three months ended September 30, 2019 increased to $3.6 million from $2.1 million for the same period in 2018, a 70% increase. Legal, accounting and professional fees and expenses for the nine months ended September 30, 2019 increased to $8.1 million from $7.3 million for the same period in 2018, an 11% increase. The increased expenses for both the quarter to date and year to date 2019 periods were primarily associated with government agencies investigations previously disclosed in the second quarter 2019 earnings press release. The Company expects to incur elevated levels of legal and professional fees and expenses for at least the remainder of 2019 as it continues to cooperate with these investigations. Other than these increased costs, we do not believe at this time that the resolution of these investigations will be materially adverse to the Company. As a result of these ongoing investigations, there have been no regulatory restrictions placed on the Company’s ability to fully engage in its banking business as presently conducted. We are, however, unable to predict the duration, scope or outcome of these investigations.

The effective income tax rate for the third quarter of 2019 was 27.9% as compared to 26.3% for the third quarter of 2018 due primarily to a decrease in federal tax credits, an increase in nondeductible expenses, and adjustments related to the completion of the 2018 tax returns.

The financial information that follows provides more detail on the Company’s financial performance for the three and nine months ended September 30, 2019 as compared to the three and nine months ended September 30, 2018 as well as providing eight quarters of trend data. Persons wishing to obtain additional information should refer to the Company’s Form 10-K for the year ended December 31, 2018 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its third quarter 2019 financial results on Thursday, October 17, 2019 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 6989578, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through October 31, 2019.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Income Statements:
Total interest income	$109,034	$102,360	$322,447	$287,705
Total interest expense	28,045	21,069	79,112	52,424
Net interest income	80,989	81,291	243,335	235,281
Provision for credit losses	3,186	2,441	10,146	6,060
Net interest income after provision for credit losses	77,803	78,850	233,189	229,221
Noninterest income (before investment gains)	6,161	5,640	17,337	16,429
Gain on sale of investment securities	153	-	1,628	68
Total noninterest income	6,314	5,640	18,965	16,497
Total noninterest expense	33,473	31,614	105,136	95,024
Income before income tax expense	50,644	52,876	147,018	150,694
Income tax expense	14,149	13,928	39,531	38,735
Net income	$36,495	$38,948	$107,487	$111,959

Per Share Data:
Earnings per weighted average common share, basic	$1.07	$1.14	$3.12	$3.26
Earnings per weighted average common share, diluted	$1.07	$1.13	$3.12	$3.25
Weighted average common shares outstanding, basic	34,232,890	34,308,684	34,418,154	34,291,929
Weighted average common shares outstanding, diluted	34,255,889	34,460,794	34,450,876	34,444,389
Actual shares outstanding at period end	33,720,522	34,308,473	33,720,522	34,308,473
Book value per common share at period end	$35.13	$30.94	$35.13	$30.94
Tangible book value per common share at period end (1)	$32.02	$27.84	$32.02	$27.84
Dividend per common share	$0.22	$-	$0.44	$-

Performance Ratios (annualized):
Return on average assets	1.62%	1.93%	1.66%	1.92%
Return on average common equity	12.09%	14.85%	12.34%	14.92%
Return on average tangible common equity	13.25%	16.54%	13.57%	16.70%
Net interest margin	3.72%	4.14%	3.88%	4.15%
Efficiency ratio (2)	38.34%	36.37%	40.08%	37.74%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	1.00%	0.98%	1.00%
Allowance for credit losses to total nonperforming loans	127.87%	452.28%	127.87%	452.28%
Nonperforming loans to total loans (3)	0.76%	0.22%	0.76%	0.22%
Nonperforming assets to total assets	0.66%	0.20%	0.66%	0.20%
Net charge-offs (annualized) to average loans (3)	0.08%	0.05%	0.12%	0.05%
Common equity to total assets	13.16%	13.18%	13.16%	13.18%
Tier 1 capital (to average assets)	12.19%	12.13%	12.19%	12.13%
Total capital (to risk weighted assets)	16.08%	15.74%	16.08%	15.74%
Common equity tier 1 capital (to risk weighted assets)	12.76%	12.11%	12.76%	12.11%
Tangible common equity ratio (1)	12.13%	12.01%	12.13%	12.01%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,466,862	$1,493,577	$1,466,862	$1,493,577
Commercial real estate - owner occupied	$956,345	$863,162	$956,345	$863,162
Commercial real estate - income producing	$3,812,284	$3,189,910	$3,812,284	$3,189,910
1-4 Family mortgage	$104,563	$104,864	$104,563	$104,864
Construction - commercial and residential	$1,053,789	$1,047,591	$1,053,789	$1,047,591
Construction - C&I (owner occupied)	$81,916	$56,572	$81,916	$56,572
Home equity	$81,117	$86,525	$81,117	$86,525
Other consumer	$2,285	$2,471	$2,285	$2,471

Average Balances (in thousands):
Total assets	$8,923,406	$8,023,535	$8,659,916	$7,805,089
Total earning assets	$8,655,196	$7,793,422	$8,391,463	$7,576,570
Total loans	$7,492,816	$6,646,264	$7,265,726	$6,550,754
Total deposits	$7,319,314	$6,485,144	$7,068,137	$6,273,975
Total borrowings	$345,464	$464,460	$360,920	$490,970
Total shareholders’ equity	$1,197,513	$1,040,826	$1,164,541	$1,003,439

(1)   Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates return on average tangible common equity by dividing annualized year to date net income by tangible common equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Nine Months Ended	Twelve Months Ended	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019	December 31, 2018	September 30, 2018	September 30, 2018
Common shareholders' equity		$1,184,594	$1,108,941		$1,061,651
Less: Intangible assets		(104,915)	(105,766)		(106,481)
Tangible common equity		$1,079,679	$1,003,175		$955,170

Book value per common share		$35.13	$32.25		$30.94
Less: Intangible book value per common share		(3.11)	(3.08)		(3.10)
Tangible book value per common share		$32.02	$29.17		$27.84

Total assets		$9,003,467	$8,389,137		$8,057,855
Less: Intangible assets		(104,915)	(105,766)		(106,481)
Tangible assets		$8,898,552	$8,283,371		$7,951,374
Tangible common equity ratio		12.13%	12.11%		12.01%

Average common shareholders' equity	$1,197,513	$1,164,541	$1,022,642	$1,040,826	$1,003,439
Less: Average intangible assets	(105,034)	(105,297)	(106,806)	(106,629)	(106,949)
Average tangible common equity	$1,092,479	$1,059,245	$915,836	$934,197	$896,490

Net Income Available to Common Shareholders	$36,495	$107,487	$152,276	$38,949	$111,959
Average tangible common equity	$1,092,479	$1,059,245	$915,836	$934,197	$896,490
Annualized Return on Average Tangible Common Equity (1)	13.25%	13.57%	16.63%	16.54%	16.70%

Eagle Bancorp, Inc.
GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Nine Months Ended September 30, 2019
	GAAP	Change	Non-GAAP
Noninterest Expense
Nonperforming assets	$59,137	$(16,528)	$42,609
Nonperforming loans	$57,650	$(16,528)	$41,122

Other Ratios (annualized):
Nonperforming assets to total assets (4)	0.66%		0.47%
Nonperforming loans to total loans (4)	0.76%		0.54%
Allowance for credit losses to total nonperforming loans (4)	127.87%		179.27%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

(4) Nonperforming loans at September 30, 2019, includes a $16.5 million loan that was brought current shortly after quarter end.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	September 30, 2019	December 31, 2018	September 30, 2018
Cash and due from banks	$6,657	$6,773	$4,459
Federal funds sold	27,711	11,934	17,284
Interest bearing deposits with banks and other short-term investments	361,154	303,157	162,734
Investment securities available for sale, at fair value	708,545	784,139	722,674
Federal Reserve and Federal Home Loan Bank stock	28,725	23,506	37,257
Loans held for sale	52,199	19,254	18,728
Loans	7,559,161	6,991,447	6,844,672
Less allowance for credit losses	(73,720)	(69,944)	(68,189)
Loans, net	7,485,441	6,921,503	6,776,483
Premises and equipment, net	14,515	16,851	17,457
Operating lease right-of-use assets	26,552	-	-
Deferred income taxes	29,722	33,027	35,196
Bank owned life insurance	74,726	73,441	73,007
Intangible assets, net	104,915	105,766	106,481
Other real estate owned	1,487	1,394	1,394
Other assets	81,118	88,392	84,701
Total Assets	$9,003,467	$8,389,137	$8,057,855

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,051,106	$2,104,220	$2,057,886
Interest bearing transaction	918,011	593,107	459,455
Savings and money market	3,034,530	2,949,559	2,573,258
Time, $100,000 or more	772,340	801,957	758,152
Other time	626,526	525,442	523,554
Total deposits	7,402,513	6,974,285	6,372,305
Customer repurchase agreements	30,297	30,413	36,446
Other short-term borrowings	100,000	-	325,000
Long-term borrowings	217,589	217,296	217,198
Operating lease liabilities	29,586	-	-
Other liabilities	38,888	58,202	45,255
Total liabilities	7,818,873	7,280,196	6,996,204

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 33,720,522, 34,387,919, and 34,308,473, respectively	336	342	341
Additional paid in capital	502,566	528,380	526,423
Retained earnings	677,055	584,494	544,177
Accumulated other comprehensive income (loss)	4,637	(4,275)	(9,290)
Total Shareholders' Equity	1,184,594	1,108,941	1,061,651
Total Liabilities and Shareholders' Equity	$9,003,467	$8,389,137	$8,057,855
			`

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
Interest Income	2019	2018	2019	2018
Interest and fees on loans	$102,297	$95,570	$302,007	$270,924
Interest and dividends on investment securities	4,904	4,875	15,740	12,525
Interest on balances with other banks and short-term investments	1,762	1,897	4,533	4,152
Interest on federal funds sold	71	18	167	104
Total interest income	109,034	102,360	322,447	287,705
Interest Expense
Interest on deposits	24,576	16,719	67,937	39,896
Interest on customer repurchase agreements	82	54	255	166
Interest on other short-term borrowings	408	1,317	1,983	3,425
Interest on long-term borrowings	2,979	2,979	8,937	8,937
Total interest expense	28,045	21,069	79,112	52,424
Net Interest Income	80,989	81,291	243,335	235,281
Provision for Credit Losses	3,186	2,441	10,146	6,060
Net Interest Income After Provision For Credit Losses	77,803	78,850	233,189	229,221

Noninterest Income
Service charges on deposits	1,494	1,814	4,794	5,188
Gain on sale of loans	2,563	1,434	5,874	4,632
Gain on sale of investment securities	153	-	1,628	68
Increase in the cash surrender value of bank owned life insurance	431	373	1,285	1,073
Other income	1,673	2,019	5,384	5,536
Total noninterest income	6,314	5,640	18,965	16,497
Noninterest Expense
Salaries and employee benefits	19,095	17,157	60,482	51,827
Premises and equipment expenses	3,503	3,889	11,007	11,691
Marketing and advertising	1,210	1,191	3,626	3,419
Data processing	2,183	2,423	7,161	7,144
Legal, accounting and professional fees	3,625	2,130	8,074	7,282
FDIC insurance	85	933	2,327	2,559
Other expenses	3,772	3,891	12,459	11,102
Total noninterest expense	33,473	31,614	105,136	95,024
Income Before Income Tax Expense	50,644	52,876	147,018	150,694
Income Tax Expense	14,149	13,928	39,531	38,735
Net Income	$36,495	$38,948	$107,487	$111,959

Earnings Per Common Share
Basic	$1.07	$1.14	$3.12	$3.26
Diluted	$1.07	$1.13	$3.12	$3.25

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended September 30,
	2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$344,853	$1,762	2.03%	$377,324	$1,897	1.99%
Loans held for sale (1)	49,765	492	3.95%	23,511	274	4.66%
Loans (1) (2)	7,492,816	101,805	5.39%	6,646,264	95,296	5.69%
Investment securities available for sale (2)	741,907	4,904	2.62%	735,586	4,875	2.63%
Federal funds sold	25,855	71	1.09%	10,737	18	0.67%
Total interest earning assets	8,655,196	109,034	5.00%	7,793,422	102,360	5.21%

Total noninterest earning assets	341,452			297,815
Less: allowance for credit losses	73,242			67,702
Total noninterest earning assets	268,210			230,113
TOTAL ASSETS	$8,923,406			$8,023,535

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$791,785	$1,828	0.92%	$482,820	$973	0.80%
Savings and money market	2,922,751	13,606	1.85%	2,596,010	9,636	1.47%
Time deposits	1,444,328	9,142	2.51%	1,220,755	6,110	1.99%
Total interest bearing deposits	5,158,864	24,576	1.89%	4,299,585	16,719	1.54%
Customer repurchase agreements	27,809	82	1.17%	30,445	54	0.70%
Other short-term borrowings	100,100	408	1.59%	216,851	1,317	2.38%
Long-term borrowings	217,555	2,979	5.36%	217,164	2,979	5.37%
Total interest bearing liabilities	5,504,328	28,045	2.02%	4,764,045	21,069	1.75%

Noninterest bearing liabilities:
Noninterest bearing demand	2,160,450			2,185,559
Other liabilities	61,115			33,105
Total noninterest bearing liabilities	2,221,565			2,218,664

Shareholders’ Equity	1,197,513			1,040,826
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,923,406			$8,023,535

Net interest income		$80,989			$81,291
Net interest spread			2.98%			3.46%
Net interest margin			3.72%			4.14%
Cost of funds			1.28%			1.07%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.3 million and $5.0 million for the three months ended September 30, 2019 and 2018, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)

	Nine Months Ended September 30,
	2019			2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$285,150	$4,533	2.13%	$321,266	$4,152	1.73%
Loans held for sale (1)	34,265	1,041	4.05%	24,692	839	4.53%
Loans (1) (2)	7,265,726	300,966	5.54%	6,550,754	270,085	5.51%
Investment securities available for sale (1)	784,970	15,740	2.68%	664,798	12,525	2.52%
Federal funds sold	21,352	167	1.05%	15,060	104	0.92%
Total interest earning assets	8,391,463	322,447	5.14%	7,576,570	287,705	5.08%

Total noninterest earning assets	339,355			294,948
Less: allowance for credit losses	70,902			66,429
Total noninterest earning assets	268,453			228,519
TOTAL ASSETS	$8,659,916			$7,805,089

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$696,825	$4,206	0.81%	$433,921	$2,252	0.69%
Savings and money market	2,781,663	37,848	1.82%	2,670,578	23,846	1.19%
Time deposits	1,406,237	25,883	2.46%	1,078,608	13,798	1.71%
Total interest bearing deposits	4,884,725	67,937	1.86%	4,183,107	39,896	1.28%
Customer repurchase agreements	29,617	255	1.15%	45,504	166	0.49%
Other short-term borrowings	113,845	1,983	2.30%	228,398	3,425	1.98%
Long-term borrowings	217,458	8,937	5.42%	217,068	8,937	5.43%
Total interest bearing liabilities	5,245,645	79,112	2.02%	4,674,077	52,424	1.50%

Noninterest bearing liabilities:
Noninterest bearing demand	2,183,412			2,090,868
Other liabilities	66,318			36,705
Total noninterest bearing liabilities	2,249,730			2,127,573

Shareholders’ equity	1,164,541			1,003,439
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$8,659,916			$7,805,089

Net interest income		$243,335			$235,281
Net interest spread			3.12%			3.58%
Net interest margin			3.88%			4.15%
Cost of funds			1.26%			0.93%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $13.1 million and $14.9 million for the nine months ended September 30, 2019 and 2018, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statements:	2019	2019	2019	2018	2018	2018	2018	2017
Total interest income	$109,034	$108,279	$105,134	$105,581	$102,360	$96,296	$89,049	$86,526
Total interest expense	28,045	26,950	24,117	23,869	21,069	18,086	13,269	11,167
Net interest income	80,989	81,329	81,017	81,712	81,291	78,210	75,780	75,359
Provision for credit losses	3,186	3,600	3,360	2,600	2,441	1,650	1,969	4,087
Net interest income after provision for credit losses	77,803	77,729	77,657	79,112	78,850	76,560	73,811	71,272
Noninterest income (before investment gains)	6,161	5,797	5,379	6,060	5,640	5,527	5,262	9,496
Gain on sale of investment securities	153	563	912	29	-	26	42	-
Total noninterest income	6,314	6,360	6,291	6,089	5,640	5,553	5,304	9,496
Salaries and employee benefits	19,095	17,743	23,644	15,907	17,157	17,812	16,858	16,678
Premises and equipment	3,503	3,652	3,852	3,969	3,889	3,873	3,929	4,019
Marketing and advertising	1,210	1,268	1,148	1,147	1,191	1,291	937	1,222
Other expenses	9,665	10,696	9,660	10,664	9,377	9,313	9,397	7,884
Total noninterest expense	33,473	33,359	38,304	31,687	31,614	32,289	31,121	29,803
Income before income tax expense	50,644	50,730	45,644	53,514	52,876	49,824	47,994	50,965
Income tax expense	14,149	13,487	11,895	13,197	13,928	12,528	12,279	35,396
Net income	36,495	37,243	33,749	40,317	38,948	37,296	35,715	15,569

Per Share Data:
Earnings per weighted average common share, basic	$1.07	$1.08	$0.98	$1.17	$1.14	$1.09	$1.04	$0.46
Earnings per weighted average common share, diluted	$1.07	$1.08	$0.98	$1.17	$1.13	$1.08	$1.04	$0.45
Weighted average common shares outstanding, basic	34,232,890	34,540,152	34,480,772	34,349,089	34,308,684	34,305,693	34,260,882	34,179,793
Weighted average common shares outstanding, diluted	34,255,889	34,565,253	34,536,236	34,460,985	34,460,794	34,448,354	34,406,310	34,334,873
Actual shares outstanding at period end	33,720,522	34,539,853	34,537,193	34,387,919	34,308,473	34,305,071	34,303,056	34,185,163
Book value per common share at period end	$35.13	$34.30	$33.25	$32.25	$30.94	$29.82	$28.72	$27.80
Tangible book value per common share at period end (1)	$32.02	$31.25	$30.20	$29.17	$27.84	$26.71	$25.60	$24.67
Dividend per common share	$0.22	$0.22	$-	$-	$-	$-	$-	$-

Performance Ratios (annualized):
Return on average assets	1.62%	1.74%	1.62%	1.90%	1.93%	1.92%	1.91%	0.82%
Return on average common equity	12.09%	12.81%	12.12%	14.82%	14.85%	14.93%	14.99%	6.49%
Return on average tangible common equity	13.25%	14.08%	13.38%	16.43%	16.54%	16.71%	16.86%	7.31%
Net interest margin	3.72%	3.91%	4.02%	3.97%	4.14%	4.15%	4.17%	4.13%
Efficiency ratio (2)	38.34%	38.04%	43.87%	36.09%	36.37%	38.55%	38.38%	35.12%

Other Ratios:
Allowance for credit losses to total loans (3)	0.98%	0.98%	0.98%	1.00%	1.00%	1.00%	1.00%	1.01%
Allowance for credit losses to total nonperforming loans (4)	127.87%	192.70%	173.72%	429.72%	452.28%	612.42%	491.56%	489.20%
Nonperforming loans to total loans (3) (4)	0.76%	0.51%	0.56%	0.23%	0.22%	0.16%	0.20%	0.21%
Nonperforming assets to total assets (4)	0.66%	0.45%	0.50%	0.21%	0.20%	0.16%	0.19%	0.20%
Net charge-offs (annualized) to average loans (3)	0.08%	0.08%	0.19%	0.05%	0.05%	0.05%	0.06%	0.15%
Tier 1 capital (to average assets)	12.19%	12.66%	12.49%	12.08%	12.13%	11.97%	11.76%	11.45%
Total capital (to risk weighted assets)	16.08%	16.36%	16.22%	16.08%	15.74%	15.59%	15.32%	15.02%
Common equity tier 1 capital (to risk weighted assets)	12.76%	12.87%	12.69%	12.47%	12.11%	11.89%	11.57%	11.23%
Tangible common equity ratio (1)	12.13%	12.60%	12.59%	12.11%	12.01%	11.79%	11.57%	11.44%

Average Balances (in thousands):
Total assets	$8,923,406	$8,595,523	$8,455,680	$8,415,480	$8,023,535	$7,789,564	$7,597,485	$7,487,624
Total earning assets	$8,655,196	$8,328,323	$8,185,711	$8,171,010	$7,793,422	$7,558,138	$7,373,535	$7,242,994
Total loans	$7,492,816	$7,260,899	$7,038,472	$6,897,434	$6,646,264	$6,569,931	$6,433,730	$6,207,505
Total deposits	$7,319,314	$6,893,981	$6,987,468	$6,950,714	$6,485,144	$6,269,126	$6,063,017	$6,101,727
Total borrowings	$345,464	$470,214	$266,209	$342,637	$464,460	$485,729	$523,369	$382,687
Total shareholders’ equity	$1,197,513	$1,166,487	$1,128,869	$1,079,622	$1,040,826	$1,002,091	$966,585	$951,727

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
(4) Nonperforming loans at September 30, 2019, includes a $16.5 million loan that was brought current shortly after quarter end.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800